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                     FIRST PALM BEACH
                       BANCORP, INC.

PRESS RELEASE
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FOR IMMEDIATE RELEASE                  June 30, 1997
                                       For Information contact:
                                       Louis O. Davis, Jr.
                                       President & CEO
                                       (561) 650-2323


             FIRST PALM BEACH BANCORP, INC. ANNOUNCES
            ISSUANCE OF SENIOR DEBENTURES AND ELECTION
               BY SUBSIDIARY OF CHIEF LOAN OFFICER

    WEST PALM BEACH, FLORIDA, JUNE 30, 1997 -- First Palm Beach Bancorp, Inc. (NASDAQ: FFPB), announced today that is has issued $35 million of 10.35%
Senior Debentures Due 2002 in a private placement for which Keefe, Bruyette and Woods, Inc. served as the initial purchaser. The net proceeds of the debenture issuance will be used for general corporate purposes, including contributing $25 million of the net proceeds to First Bank of Florida.

    The Company also announced that First Bank of Florida has elected Calvin
L. Cearley as Senior Vice President and Chief Loan Officer. Mr. Cearley was most recently with SouthTrust Bank, Southeast Florida, and was formerly President and CEO of Prime Bank in Boynton Beach, Florida, which was acquired by SouthTrust Bank in June 1996.

    First Palm Beach Bancorp, Inc. is the holding company for Florida-based First Bank of Florida, which is a $1.5 billion thrift serving South Florida. Shares of the Company's common stock are traded through the Nasdaq national market system under the symbol FFPB.